Exhibit 10.16

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

EXECUTION VERSION

LICENSE AGREEMENT

This License Agreement (“Agreement”), made as of August 26, 2019 (“Effective Date”), is by and between Novartis International Pharmaceutical AG, a corporation organized under the laws of Switzerland, with its principal place of business at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”) and Amplyx Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with a principal place of business at 12730 High Bluff Drive, Suite 160, San Diego, California 92130 (“Company”). Novartis and Company are each referred to individually as a “Party” and together as the “Parties.”

Background

Novartis Controls (as defined below) the Novartis Patents and the Novartis Know-How (each as defined below) relating to the Antibodies (as defined below). Company is a pharmaceutical company focused on developing medicines to treat infectious diseases. Company wishes to obtain, and Novartis wishes to grant, rights under the Novartis Technology (as defined below) to develop, make, use and sell Antibodies and Products (as defined below).

For good and valuable consideration, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1

Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized will have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

“Accounting Standards” means, with respect to Company, United States Generally Accepted Accounting Principles (US GAAP) and means, with respect to Novartis, International Financial Reporting Standards (IFRS), in each case, as generally and consistently applied throughout the Party’s organization. Each Party will promptly notify the other Party in the event that it changes the Accounting Standards pursuant to which its records relating to this Agreement are maintained; provided, however, that each Party may only use internationally recognized accounting principles (e.g., IFRS or US GAAP).

“Affiliate” means, with respect to a particular Person, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means direct or indirect ownership of [***] or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or [***] or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than [***], and in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Agreement” has the meaning set forth in the Preamble (i.e., in the first paragraph of this Agreement).

“Agreement Term” has the meaning set forth in Section 11.1.

“Alliance Manager” will have the meaning set forth in Section 3.1.

“Antibody” means (a) the fully human monoclonal antibody referred to as “MAU868” described more fully on Exhibit A, (b) the monoclonal antibodies claimed in the Patent Rights set forth on Exhibit C, and (c) any [***]

“Antibody Material” has the meaning set forth in Section 6.1.

“Applicable Law” means any national, supranational, regional, federal, state, local or foreign law (including common law), statute or ordinance, or any rule, regulation, judgment, order, writ or decree of or from any court, or other Regulatory Authority or other governmental authority having jurisdiction over or related to the subject item or subject Person that may be in effect from time to time, including, as applicable, GCP, GLP, and GMP.

“Auditor” has the meaning set forth in Section 8.9(b).

“BLA” means a Biologics License Application in the United States for authorization to market a Product, as defined in the FDC Act and the regulations promulgated thereunder, submitted to the FDA.

“Biosimilar Product” means, with respect to a Product and on a country-by-country basis, a product that (a) is marketed for sale in such country by a Third Party (not licensed, supplied or otherwise provided by Company or its Affiliates or sublicensees); (b) contains the corresponding Product as an active pharmaceutical ingredient or is highly similar to and has no clinically meaningful differences from the corresponding Product; and (c) such product is approved as a “Biosimilar Biologic Product” under Title VII, Subtitle A Biologics Price Competition and Innovation Act of 2009, Section 42 U.S.C. 262, Section 351 of the PHSA, or, outside the United States, in accordance with European Directive 2001/83/EC on the Community Code for medicinal products (Article 10(4) and Section 4, Part II of Annex I) and European Regulation EEC/2309/93 establishing the Community procedures for the authorization and evaluation of medicinal products, each as amended, and together with all associated guidance, and any counterparts thereof or equivalent process inside or outside of the United States or EU to the foregoing.

“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are open for business in Basel, Switzerland, San Diego, California, and Cambridge, Massachusetts.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

“Calendar Year” means a period of twelve consecutive calendar months ending on December 31.

“Claims” means all Third Party demands, claims, actions and proceedings and liability (whether criminal or civil, in contract, tort or otherwise).

“CMO” means a contract manufacturing organization.

“Commercialize” means to market, promote, distribute, import, export, offer to sell or sell a Product, including to conduct all associated post-launch regulatory activities, including medical affairs oversight, and “Commercialization” means activities to Commercialize a Product. “Commercialize” and “Commercialization” exclude Manufacture and Manufacturing.

“Commercially Reasonable Efforts” means, (a) with respect to the efforts to be expended by a Party to accomplish any objective (other than any objective relating to Development or Commercialization of an Antibody or Product by a Party, which is covered by clause (b) below), such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances, and (b) with respect to any objective relating to Development or Commercialization of an Antibody or Product by a Party, the application by such Party (on its own or acting through any of its Affiliates or sublicensees or subcontractors), consistent with the exercise of prudent scientific and business judgment, of efforts and resources typically used by similarly-sized and similarly-situated biotechnology or pharmaceutical companies, as compared to such Party, to perform the obligation at issue, which efforts will be substantially equivalent to those efforts commonly made by such Party in an active and ongoing program to Develop and Commercialize a product owned by it or to which it has exclusive rights, which product is of a similar stage of development or in a similar stage of product life as an Antibody or Product, with similar developmental risk profiles and of similar market and commercial potential as an Antibody or Product, taking into consideration the intellectual property and competitive landscape relevant to such product, the safety and efficacy profile of a product, anticipated or approved labeling, the regulatory approval (including any reimbursement approval) risks associated with such product, and all other actual or anticipated scientific, technical, commercial and other relevant factors. “Commercially Reasonable Efforts” shall be determined on a country-by-country and Indication-by-Indication basis for an Antibody or Product, as applicable, and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” may change over time, reflecting changes in the status of an Antibody or Product, as applicable, and the country(ies) involved.

“Company” has the meaning set forth in the Preamble.

“Company Indemnitees” has the meaning set forth in Section 14.1.

“Confidential Information” means all Know-How and other information and data provided or made available by or on behalf of a Party to the other Party or any of its Affiliates, during the Agreement Term or previously pursuant to the confidentiality agreement between the Parties, dated January 24, 2019, whether made available orally, in writing or in electronic form. The terms of this Agreement shall constitute the Confidential Information of both Parties.

“Control” or “Controlled” means, with respect to any Regulatory Filings, Regulatory Approvals, Know-How, Patent Rights, other intellectual property rights, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise, other than by a license granted under this Agreement) of a Party or its Affiliates, to assign or grant a license or a sublicense of or under or other rights to access and use such Regulatory Filings, Regulatory Approvals, Know-How, Patent Rights, or intellectual property rights to another Person, or to otherwise disclose or transfer such proprietary or trade secret information to another Person, in each case as provided herein, without breaching the terms of any agreement with a Third Party or misappropriating the proprietary or trade secret information of a Third Party.

“Develop” or “Development” means all drug or biopharmaceutical development activities, including test method development, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of Regulatory Filings as necessary to obtain Regulatory Approval, to market or sell a Product. “Develop” and “Development” exclude Manufacture and Manufacturing.

“Development Plan” has the meaning set forth in Section 3.2(a).

“Development and Commercialization Report” has the meaning set forth in Section 3.2(b).

“Effective Date” has the meaning in the preamble.

“EMA” means the European Medicines Agency or any successor entity thereto.

“European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

“European Regulatory Approval” means Regulatory Approval from the EMA or the applicable Regulatory Authority in any of the [***] major European markets [***].

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” means the diagnosis, prevention, mitigation or treatment of any disease, disorder or condition in humans.

“FDC Act” has the meaning set forth in Section 13.1(f).

“First Commercial Sale” means, with respect to a Product in a particular country, the first arm’s length sale to a Third Party for value for use or consumption of any such Product following receipt of Regulatory Approval of such Product in such country.

“First Patient First Dose” means, with respect to a Product, the administration of the first dose of such Product to the first patient in the applicable clinical trial.

“Force Majeure” has the meaning set forth in Section 15.6.

“GCP” means the then-current ethical, scientific, and quality standards required by FDA or European Commission for designing, conducting, recording, and reporting trials that involve the participation of human subjects, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and related FDA guidance documents, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, or as otherwise required by Applicable Laws.

“GLP” means the then-current good laboratory practice as required by the FDA under 21 C.F.R. part 58 and all applicable FDA rules, regulations, orders and guidances, and the requirements with respect to current good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by Applicable Laws.

“GMP” means the then-current good manufacturing practices and regulations as required by the FDA under provisions of 21 C.F.R. parts 210 and 211 and all applicable FDA rules, regulations, orders and guidances, and the requirements with respect to current good manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, July 2003,” or as otherwise required by Applicable Laws.

“ICC” has the meaning set forth in Section 15.5(b).

“IND” means any investigational new drug application, clinical trial application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirement of such Regulatory Authority, and any amendments thereto.

“Indemnification Claim Notice” has the meaning set forth in Section 14.3(b).

“Indemnified Party” has the meaning set forth in Section 14.3(b).

“Indemnifying Party” has the meaning set forth in Section 14.3(b).

“Indication” means a separate defined, well-categorized class of human disease syndrome or medical condition. For clarity, different stages of the same disease or condition will not be different Indications, different lines of treatment of the same disease or condition will not be different Indications, and the treatment or prevention of the same disease or condition in different demographic groups (e.g., adult and pediatric) will not be different Indications, but treatment of a disease or condition in different patient populations (e.g., renal transplant patients, hematopoietic stem cell transplant patients, and progressive multifocal leukoencephalopathy patients) will be a different Indication.

“Infringement Claim” has the meaning set forth in Section 9.7.

“Insolvency Event” means:

(a)	Company ceases to function as a going concern by suspending or discontinuing its business;

(b)

Company is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against Company (except for involuntary bankruptcy proceedings that are dismissed within [***] days);

(c)	an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed for Company;

(d)	a resolution to wind up Company is passed at a meeting of the directors or shareholders of Company;

(e)	a resolution is passed by Company or Company’s directors to make an application for an administration order or to appoint an administrator for all of Company’s assets; or

(f)	Company makes any general assignment for the benefit of all of its creditors.

“Invalidity Claim” has the meaning set forth in Section 9.4.

“Invoice” means an invoice in a form reasonably acceptable to Company and to Novartis.

“Know-How” means all proprietary or confidential information, know-how and data, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to any Antibody or Product or to its manufacture, use, research, or development, including, for clarity, all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof.

“Loss of Market Exclusivity” means, with respect to any Product in any country, that a Biosimilar Product has been launched (i.e., is being sold) in the relevant country by a Third Party.

“Losses” means all losses, liabilities, damages, costs, fees, and expenses (including reasonable attorneys’ fees and litigation expenses).

“MAA” means an application for the authorization to market the Product in any country or group of countries outside the United States, as defined in the Applicable Laws and filed with the Regulatory Authority of such given country or group of countries.

“Manufacture” means, with respect to an Antibody or Product, to manufacture, process, formulate, package, label, hold, store, quality control and release such Antibody or Product, and “Manufacturing” means activities to Manufacture a Product.

“Manufacturing Know-How” means all Know-How Controlled by Novartis or any of its Affiliates as of the Effective Date and reasonably necessary or useful to Manufacture Antibodies or Products in the Field. For clarity, Manufacturing Know-How shall exclude rights under any Manufacturing Patents.

“Manufacturing Patents” means the Patent Rights Controlled by Novartis or any of its Affiliates as of the Effective Date that are reasonably necessary or useful to Manufacture Antibodies or Products in the Field.

“Manufacturing Technology” means the Manufacturing Patents and the Manufacturing Know-How.

“Manufacturing Technology Improvements” has the meaning set forth in Section 2.4.

“Meeting Hour” means an hour spent by personnel of Novartis or its Affiliates in direct interaction with personnel of Company or its Affiliates in face-to-face meetings or teleconferences to answer questions or otherwise provide information related to transferred data and information as contemplated by this Agreement, independent of the number of participants from Novartis or its Affiliates attending the meeting or phone conference, and for time spent in activities responding to Company’s requests during such meetings, but do not include hours spent by personnel of Novartis or its Affiliates to prepare for the meetings.

“Milestone” means a milestone relating to a Product, as set forth in Sections 8.3 and 8.4.

“Milestone Catch-Up Payment” has the meaning set forth in Section 8.3(d).

“Milestone Payment” means the payment to be made by Company to Novartis upon the achievement of the corresponding Milestone, as set forth in Sections 8.3 and 8.4.

“Net Sales” means [***]

“Non-Compete” has the meaning set forth in Section 2.3(a).

“Novartis” has the meaning set forth in the Preamble.

“Novartis Indemnitees” has the meaning set forth in Section 14.2.

“Novartis Know-How” means the Know-How Controlled by Novartis or any of its Affiliates summarized on Exhibit B. Notwithstanding any other provision of this Agreement, “Novartis Know-How” excludes Manufacturing Know-How.

“Novartis Patents” means the Patent Rights set forth on Exhibit C, other than any Manufacturing Patents.

“Novartis Technology” means the Novartis Know-How and Novartis Patents.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patent Rights” means:

(a)	all patent applications, including any provisional patent applications, in any country;

(b)

any patent application claiming priority from such patent application or provisional application, including all divisionals, continuations, substitutions, continuations-in-part, provisionals, converted provisionals and continued prosecution applications;

(c)	any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent, and certificate of invention;

(d)	any re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates of any of the foregoing patents or patent applications ((a), (b), and (c)); and

(e)

any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Pharmacovigilance Agreement(s)” has the meaning set forth in Section 5.2.

“Phase II Clinical Trial” means a clinical study of an investigational product in humans with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information, as described in U.S. 21 C.F.R. Part 312.21(b), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States, including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. 312.12(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.12(b) or corresponding foreign regulations, or otherwise to enable a Phase III Clinical Trial (e.g., a phase I/II clinical trial).

“Phase III Clinical Trial” means a controlled clinical study of an investigational product in patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval, as described in 21 C.F.R. 312.21(c), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.

“PRC” means the People’s Republic of China, including the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

“Pricing Reimbursement Approval” means the authorization or approval of pricing or reimbursement for a pharmaceutical product in a country or jurisdiction by the relevant Regulatory Authority, government agency, or other body responsible for such activities in such jurisdiction(s) under Applicable Law.

“Product” means any product in any dosage strength or formulation containing, incorporating or comprising an Antibody, either alone or in combination with other agents.

“Product Marks” has the meaning set forth in Section 9.7.

“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval, registration, license or authorization from a Regulatory Authority in such country or other jurisdiction that is necessary to market and sell a Product in such country or jurisdiction, and includes Pricing Reimbursement Approval only if legally required for sale to a Third Party for use or consumption of such Product in such country. For clarity, approval by the applicable Regulatory Authority of a BLA for a Product in the United States or an MAA for a Product in any other country or jurisdiction shall constitute Regulatory Approval of such Product in such country or jurisdiction.

“Regulatory Authority” means any governmental authority or agency responsible for authorizing or approving the marketing or sale of pharmaceutical products in a jurisdiction (e.g., the FDA, European Commission or EMA, the Japanese Ministry of Health, Labour and Welfare, and corresponding national or regional regulatory agencies or organizations).

“Regulatory Exclusivity” means the ability to exclude Third Parties from marketing and selling a Product in a country, whether through data exclusivity rights, orphan drug designation, or such other rights conferred by a Regulatory Authority in such country, other than through Patent Rights.

“Regulatory Filings” means, with respect to an Antibody or Product, any submission to a Regulatory Authority of any appropriate regulatory application, including any IND, BLA, MAA, or the corresponding application in any other country or group of countries, and any supplement or amendment thereto.

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period commencing on the First Commercial Sale of such Product in such country until the latest of:

[***]

“Sales & Royalty Report” means a written report or reports showing each of:

(a)

the Net Sales of each Product, on a country-by-country basis, during the reporting period by Company and its Affiliates and sublicensees (for the purpose of this definition, “sublicensees” will not include any distributors or wholesalers), the amount of any adjustments to royalties payable in accordance with Section 8.6; and

(b)	the resulting total royalties payable, in USD, which will have accrued hereunder with respect to such Net Sales.

“SEC” means the United States Securities and Exchange Commission, or any successor agency thereto.

“Senior Officers” means, [***]

“Stock Issuance Agreement” means the Series C-1 Preferred Stock Issuance Agreement, dated as of the Effective Date, by and between Company and Novartis Institutes for BioMedical Research, Inc.

“Specified Primary Endpoint” means the primary endpoint, as defined in the clinical trial protocol for a multiple-dose Phase II Clinical Trial of a Product for a specified Indication.

“Sublicense Consideration” has the meaning set forth in Section 8.7(a).

“Sublicense Percentage” means (a) with respect to a sublicense first granted prior to the First Patient First Dose of any Product in a Phase III Clinical Trial, [***], and (b) with respect to a sublicense first granted after the First Patient First Dose of any Product in a Phase III Clinical Trial, [***].

“Tax” or “Taxes” means any form of tax or taxation, levy, duty, charge, social security charge, contribution, or withholding in the nature of a tax (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a governmental authority.

“Terminated Product” means the Product or Antibody that is affected by the termination of the Agreement, in its entirety or on a Product-by-Product or country-by-country basis. In the case of termination of this Agreement in its entirety, all Products shall be deemed Terminated Products.

“Terminated Territory” means, with respect to a Terminated Product, those countries for which this Agreement has been terminated and, in the case of termination of this Agreement in its entirety, all countries of the world.

“Termination Date” has the meaning set forth in Section 12.1(a).

“Territory” means worldwide.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Acquisition” means an acquisition by Novartis or its Affiliate of a Third Party or a portion of the business of a Third Party (whether by merger or acquisition of all or substantially all of the stock or all or substantially all of the assets of such Third Party or of any operating or business division of such Third Party or similar transaction).

“Third Party Infringement” has the meaning set forth in Section 9.3(a).

“United States” or “US” means the United States of America, its territories and possessions.

“USD” means US Dollars.

“Valid Claim” means

(a)	claim of an issued and unexpired patent included within the Novartis Patents that:

(i)

has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction; and

(ii)	has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise; or

(b)

a claim included in a patent application included within the Novartis Patents that has not been cancelled, withdrawn or abandoned, nor been pending for more than seven years from the earliest filing date to which such patent application or claim is entitled.

1.2	Interpretation. In this agreement unless otherwise specified:

(a)	“includes” and “including” will mean, respectively, includes and including without limitation;

(b)	a Party includes its permitted successors and assignees;

(c)

a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(d)	words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;

(e)

the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;

(f)	the headings in this Agreement are for information only and will not be considered in the interpretation of this Agreement;

(g)	general words will not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

(h)	references to “days” will mean calendar days unless otherwise indicated;

(i)	the word “or” shall mean “and/or” unless the context otherwise requires; and

(j)

the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.

2.	LICENSES

2.1	License Grant.

(a)

Subject to the terms and conditions of this Agreement, Novartis hereby grants to Company a sublicensable (in accordance with Section 2.2) license under the Novartis Technology to research, Develop, make, have made, use, import, sell, offer for sale and otherwise Commercialize the Antibodies and Products in the Field in the Territory. Subject to the retained rights set forth in Section 2.3, the license set forth in this Section 2.1 shall be exclusive (even as to Novartis and its Affiliates).

(b)

Subject to the terms and conditions of this Agreement, including Sections 2.2 and 6.4(b), Novartis hereby grants to Company a non-exclusive, sublicensable (in accordance with Section 2.2) license under the Manufacturing Technology to use and practice the Manufacturing Technology in the Territory solely to have Manufactured by CMOs (pursuant to the conditions of such Manufacturing contained in this Agreement, including Section 6.4) the Antibodies and Products for the research, Development, use, import, sale, offer for sale, and other Commercialization of the Antibodies and the Products in the Field in the Territory.

2.2

Sublicense Rights. Subject to Section 8.7, Company may sublicense (through multiple tiers) the license set forth in Section 2.1, subject to the applicable terms of this Agreement; provided, that in no event shall Company or any sublicensee sublicense the Manufacturing Technology to any Person, including any academic institution, other than a CMO as contemplated by Section 6.4(b). Company shall provide Novartis with a copy of any such sublicense agreement within [***] after the execution thereof, provided that such copy may be subject to redaction as reasonably appropriate to protect sensitive financial provisions, but only to the extent such provisions are not necessary to confirm compliance with this Agreement. Each sublicense of the Novartis Technology and Manufacturing Technology shall be consistent with the terms and conditions of this Agreement, and Company will remain liable for the performance or failure to perform of its sublicensees and Affiliates under their respective sublicensed rights to the same extent as if such activity were performed (or was failed to be performed) by Company. Each sublicense shall obligate the sublicensee thereunder to comply with all applicable terms of this Agreement, including this Section 2.2 and Sections 8.7, 8.9 and 10.

2.3	Retained Rights.

(a)

Notwithstanding anything to the contrary in this Agreement, Novartis, its Affiliates, and its and their agents will retain the right to use the Novartis Technology (i) in order to perform its obligations under this Agreement, and (ii) for purposes of research and development by or on behalf of Novartis or its Affiliates; provided that, for a period of [***] after the Effective Date, Novartis shall not, whether by itself or through an

Affiliate or Third Party, and shall not enable or facilitate any Affiliate or Third Party to, research, develop, make, have made, use, import, sell, offer for sale or otherwise promote any product containing, incorporating or comprising any monoclonal antibody intended to target BK virus protein VP1 and therapeutically treat BK virus disease, other than (A) any such product acquired by Novartis or its Affiliate as a result of a Third Party Acquisition or (B) any such product technically developed or manufactured at arms’ length for a Third Party in accordance with a fee-for-services contract manufacturing services agreement between such Third Party and Novartis or its Affiliate(the “Non-Compete”). As used herein, “monoclonal antibody” means an intact antibody and antigen-binding antibody fragments thereof, including single chain fragments, monovalent fragments and single domain fragments, and including bivalent, multispecific, human, humanized, non-human, and chimeric versions of any of the foregoing.

(b)

Notwithstanding anything to the contrary in this Agreement, Novartis and its Affiliates retain the right to use for any purpose any learning, skills, ideas, concepts, techniques, know-how and information, including general methodologies and general SAR (structure-activity relationship) concepts, retained in intangible form in the unaided memory of Novartis’s (or its Affiliate’s) directors, employees, contractors, advisors, agents and other personnel of Novartis (or its Affiliates) who had access to the Novartis Technology or Manufacturing Technology; provided that Novartis complies with the Non-Compete and Article 10.

(c)

Without prejudice to any other rights that Novartis may have, and without limiting the license set forth in Section 2.1, the Non-Compete, and Company’s rights under Sections 2.2, 4.1(b), 4.1(d), and 4.2(b), Company acknowledges and agrees that, as between the Parties, Novartis retains full and unencumbered rights under the Manufacturing Technology. Company further acknowledges and agrees that, as between the Parties, Novartis or its Affiliates are the sole owner(s) of all right, title and interest in and to the Manufacturing Technology, and Company has not acquired, and shall not acquire, any right, title or interest in or to the Manufacturing Technology, other than the non-exclusive license expressly set forth in this Agreement.

2.4

Grant Back. If Company or any Affiliate or sublicensee thereof, either itself or through or in collaboration with any Third Party, to the extent permitted under the conditions of this Agreement, further develops or evolves improvements to the Manufacturing Technology, (a) Company automatically and without further action hereunder hereby grants to Novartis a non-exclusive, royalty free, sublicensable, worldwide license to any such improvements to Manufacturing Technology Controlled by Company, provided that, any such improvements (collectively, “Manufacturing Technology Improvements”) shall not include any cell line or Manufacturing process developed or generated by or on behalf of Company or any Affiliate or sublicensee thereof without use of or access to the Manufacturing Technology, and in the event any such Third Party is a CMO, Company shall use Commercially Reasonable Efforts to obtain an assignment or license of any such improvements to Manufacturing Technology developed or generated by on or behalf of such CMO, and (b) Company shall not at any time during the Agreement Term seek any Patent Rights with respect to such Manufacturing Technology Improvements.

2.5

Know-How Unrelated to Antibodies or Products. Company acknowledges that some of the Novartis Know-How disclosed to Company under this Agreement may include documents or materials that include information, data or other Know-How which is unrelated to the Antibodies or Products, and Novartis will use Commercially Reasonable Efforts to redact or delete such information, data or other Know-How prior to disclosure to Company or to otherwise exclude portions of such documents or materials from disclosure to the extent such portions are unrelated to the Antibodies and Products. Notwithstanding such efforts, to the extent that such information, data or other Know-How is disclosed to Company or its Affiliates, no license is granted to Company to use such information, data or Know-How for any purpose or to disclose such information, data or Know-How to any Person, and such information, data and Know-How shall be deemed to be Novartis’ Confidential Information and not subject to disclosure or use by Company or its Affiliates, pursuant to Section 10.3(c) or otherwise.

3.	GOVERNANCE; INFORMATION UPDATES

3.1

Alliance Managers. Within [***] after the Effective Date, each Party will appoint (and notify the other Party of the identity of) a senior representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers will (a) serve as the contact point between the Parties for the purpose of providing Novartis with information on the progress of the Development, Manufacture, and Commercialization of Antibodies and Products by or on behalf of Company; (b) be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties, including in particular in connection with the disclosure of Know-How from Novartis to Company as described in Section 4; (c) provide a single point of communication for seeking consensus both internally within the respective Party’s organization and facilitating review of external corporate communications; and (d) raise cross-Party or cross-functional disputes in a timely manner. Each Party may replace its Alliance Manager on written notice to the other Party.

3.2	Development Plans; Reports.

(a)

Within [***] after the Effective Date, Company will provide Novartis with a summary development plan setting forth the anticipated Development activities to be conducted by or on behalf of Company related to the Antibodies and Products during the following [***] period (the “Development Plan”). No later than [***] Company will update the Development Plan and provide a summary, in reasonable detail, of the anticipated Development activities to be conducted by or on behalf of Company during the following [***] period.

(b)

Within [***] Company will provide to Novartis a written summary of all Development and, if applicable, Commercialization activities that Company, its Affiliates, or their respective agents or sublicensees have conducted in [***] (each, a “Development and Commercialization Report”). The Development and Commercialization Report will include sufficient information to reasonably determine if Company is in compliance with its obligations under Section 5.1(c) and Section 7.2 of this Agreement. If

Manufacturing of any Antibody or Product is based on Manufacturing Technology licensed hereunder, the Development and Commercialization Report shall also include the activities related to Manufacturing of Antibodies or Products and potential or actual Manufacturing Technology Improvements.

3.3

Meetings. Upon Novartis’s request [***] the Alliance Managers will meet (either in person or by teleconference) to review the Development Plan and Development and Commercialization Report and to discuss Company’s Development and Commercialization activities and activities related to Manufacturing Technology.

4.	DISCLOSURE OF LICENSOR KNOW-HOW & COOPERATION

4.1	Know-How Delivery.

(a)

Except with respect to documentation related to Manufacturing Technology, Novartis shall provide to Company an electronic copy of the documentation listed in Exhibit B-1 (including the safety information identified therein) within [***] If any such documentation is not available in electronic format, Novartis shall use its Commercially Reasonable Efforts to provide a hard copy of such documentation within [***]. The Parties acknowledge that the disclosure by Novartis of such Know-How will consist of the disclosure of data residing in Novartis’ databases, and will not include any database architecture or require any experimental work performed by Novartis for the purpose of technology transfer.

(b)

Company acknowledges that Novartis will disclose to Company information related to Manufacturing Technology in a staggered manner and solely on an as-needed basis. To facilitate the obtaining or maintaining of any Regulatory Approvals for Products by Company, Novartis will, as required in connection with a Regulatory Filing, and to the extent not contained within any Regulatory Filing transferred to Company pursuant to Section 4.1(a), timely (i) provide qualitative composition of cell culture media directly to Company, provided that Company acknowledges and agrees that it may use such information solely for purposes of the applicable Regulatory Filing, and (ii) elect in its sole discretion to either (A) provide quantitative composition of cell culture media directly to the applicable Regulatory Authority, or (B) provide Company with a right of reference to an appropriate Regulatory Filing covering the Manufacturing Technology, including the cell culture media. Company acknowledges that this is a material provision of this Agreement.

(c)

Except with respect to data or information related to Manufacturing Technology, during [***], if Company or Novartis identifies other information or data in Novartis’ Control as of Effective Date and that is reasonably necessary for the continued Development of the Antibodies or Products, Novartis will use Commercially Reasonable Efforts to provide such information or data to the extent it remains within Novartis’s possession or Control at the time of such identification, and such other information shall be deemed to be Novartis Know-How and licensed for Company’s use under this Agreement, subject to Section 2.4.

(d)

Copies of Regulatory Filings, the most recent draft of documents prepared for Regulatory Filing, Regulatory Approvals (if any) and Pricing Reimbursement Approvals (if any), and all written correspondence with Regulatory Authorities, in each case, solely to the extent related to any Antibody or Product, that Novartis or its Affiliates Control as of the Effective Date, are identified in Exhibit F and will be transferred to Company as set forth in Sections 4.1(a)-(c); provided, that Novartis, as of the Effective Date, hereby assigns all of its rights, title and interests in and to any and all INDs filed with the FDA covering any Antibody or Product, and, within [***], Novartis will notify the FDA of the transfer of all such INDs to Company pursuant to a form of notice reasonably acceptable to Company, provided, further, that if Novartis is restricted under Applicable Law from transferring any of the foregoing items to Company, Novartis shall grant, and hereby does grant, to Company a right of reference or use to such item. At the request of Company, Novartis shall promptly take all permitted actions reasonably necessary to effect such transfer or grant of right of reference or use to Company.

4.2	Know-How Transfer Assistance.

(a)

Except with respect to Manufacturing Technology, [***] and upon Company’s reasonable request, Novartis shall use Commercially Reasonable Efforts to answer questions regarding the Know-How provided to Company pursuant to Section 4.1, at no additional cost to Company. Such assistance shall be limited to interpretation for explanation of the Novartis Know-How that is provided to Company under Section 4.1, and in no event shall Novartis be required to provide further strategic guidance, analysis, or other consulting services relating to Company’s efforts to research, Develop or Commercialize the Antibodies or Products. Novartis shall provide such assistance solely to Company or its Affiliates, and not to any Third Party (e.g., service providers or contract manufacturers of Company). The Parties’ Alliance Managers will agree on the format, timing, and scope of the relevant Know-How assistance; provided that [***].

(b)

For CMC-related transfer activities, as set forth in Exhibit B-2, the total amount of transfer assistance provided by Novartis shall not [***] Notwithstanding the foregoing, disclosure of the quantitative composition of the cell culture media as contemplated by Section 4.1(b) shall not be subject to the foregoing limitations, and shall take place when reasonably requested by Company in connection with regulatory submissions.

(c)

If Company requests additional assistance of the type provided for in Section 4.2(a) [***], Novartis will in good faith consider providing such assistance but will be under no obligation to do so. Any such additional assistance will be limited to [***] and shall be provided pursuant to a written task order describing the scope of the agreed upon assistance, and Novartis will charge Company at the rate of [***] per FTE for such services.

(d)	To the extent that the services described in Section 4.2(a) and 4.2(b) require Novartis to engage a Third Party service provider, the costs of such Third Party will be paid exclusively by Company.

(e)

For clarity, except as expressly set forth herein and as otherwise agreed to by the Parties, all assistance pursuant to this Section 4.2 will be provided remotely (e.g., e-mail, telephone or video conferences) and shall not require travel by Novartis personnel.

4.3

Acknowledgment Regarding Personnel. Company acknowledges that many of the scientists and other key personnel who have been involved in the research and Development of Antibodies and Products are no longer employed or engaged by Novartis or its Affiliates as of the Effective Date. Nothing contained herein, express or implied, shall require Novartis to seek information or assistance from any such scientists or other key personnel in order to perform its obligations under this Agreement and, with respect to scientists and other key personnel who are employed or engaged by Novartis or its Affiliates as of the Effective Date, nothing shall preclude the right of Novartis or its Affiliates to terminate the employment or engagement of any employee or independent contractor at any time and for any reason.

4.4

Disclaimer of Warranties. Company acknowledges that all of the Know-How provided to Company pursuant to Section 4.1 and any assistance provided pursuant to Section 4.2 is provided “as is” and “where is,” without representation or warranty of any kind, except as expressly set forth in Section 13. Novartis hereby expressly disclaims any and all other warranties with respect to such Know-How and assistance, including implied warranties of merchantability or fitness for a particular purpose. Novartis will have no obligation to update, revise, amend, or modify any of the Know-How or assistance provided to Company pursuant to this Section 4 or otherwise in this Agreement, including with respect to documents that are in “draft” or “incomplete” form as of the Effective Date. For clarity, in no event will Novartis be required to conduct additional experiments or research in connection with its activities described in this Section 4.

4.5

Third Party Vendors and Service Providers. The Parties acknowledge that Novartis and its Affiliates will not transfer or assign any agreements that it or they may have with vendors or service providers (e.g., contract research organizations, contract clinical trial sites, consultants, etc.) in connection with the transactions contemplated by this Agreement. To the extent that Company proposes to engage one or more of such vendors and service providers in connection with the Development or Commercialization of an Antibody or Product after the Effective Date, at Company’s written request, Novartis will provide reasonable assistance to Company in such efforts by issuing a letter of authorization to enable Company to request access to or copies of any information or documents identified in Exhibit B from any such vendor or service provider, solely to the extent related to the applicable Antibody or Product held by such vendors or service providers, at Company’s sole cost and expense and pursuant to a separate agreement to be entered into between Company and any such vendors or service providers.

5.	DEVELOPMENT; REGULATORY

5.1	Development and Regulatory Obligations.

(a)

Following the Effective Date, Company will be solely responsible for all research and Development of Antibodies and Products, including all regulatory matters arising in connection therewith, at its own cost and expense.

(b)

Company shall notify Novartis in writing of each material Regulatory Filing submitted to a Regulatory Authority by Company, its Affiliates or sublicensees that is based upon, incorporates, or references Manufacturing Technology within [***] If the applicable Regulatory Authority raises any issue or question related to Manufacturing Technology, whether or not as applicable for an Antibody or Product, Company shall notify Novartis [***] including providing a copy of any related correspondence and other documentation, shall consult with Novartis with respect to its response, and shall incorporate Novartis’s reasonable comments related to the Manufacturing Technology prior to responding to such Regulatory Authority. Novartis shall provide timely, reasonable assistance to Company in responding to such issues or questions from Regulatory Authorities relating to the Manufacturing Technology. For clarity, if Novartis elected to provide the quantitative composition of the cell culture media directly to the Regulatory Authority under Section 4.1(b) and the Regulatory Authority has questions or issues concerning the quantitative composition of the cell culture media, Novartis may elect to respond directly to the Regulatory Authority, and is not required to provide a copy of such response to Company.

(c)	Company will itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Develop and obtain [***]

5.2

Pharmacovigilance. Company and Novartis shall cooperate with regard to the reporting and handling of safety information involving or relating to the Antibodies or the Products to the extent required by Applicable Laws. In time to ensure that all regulatory requirements are met, and to the extent required by Applicable Laws or any Regulatory Authority, Company will enter into written agreement(s) with Novartis and its Affiliates containing customary terms that will govern the exchange of adverse event and other safety information reporting obligations relating to the Antibodies or the Products (the “Pharmacovigilance Agreement(s)”), to ensure that adverse events and other safety information is exchanged and reported to the relevant Regulatory Authorities in compliance with the Applicable Laws and requirements of Regulatory Authorities.

6.	MATERIAL TRANSFER; MANUFACTURING.

6.1

Transfer of Antibody Material. As soon as reasonably practicable after the Effective Date, and in any event [***] Novartis will use its Commercially Reasonable Efforts to make available for pick-up (either free carrier or ex works, Incoterms 2010, at Novartis’ discretion) the material identified on Exhibit D (the “Antibody Material”), in the form as such material currently exists, from Novartis’, its Affiliates’, or any Third Party’s facilities where such Antibody Material is currently stored, at no additional cost to Company. [***]

6.2

Disclaimer; Restrictions on Use. Except as expressly set forth in Section 13.5, any Antibody Material transferred to Company pursuant to this Agreement is provided “as is” and “where is”, and without representation or warranty of any kind, and Novartis hereby expressly disclaims any and all other warranties with respect to such Antibody Material, including any implied warranties of merchantability and fitness for a particular purpose.

6.3	Documentation and Transfer Process. In connection with the transfer of the Antibody Material as described in Section 6.1, the following shall apply:

(a)

Novartis will share with Company any MSDSs and customs value information to the extent (i) readily available to Novartis (and not otherwise available to Company), and (ii) reasonably necessary to permit Company to pick up the Antibody Material in accordance with Applicable Law and this Agreement;

(b)	Company will be solely responsible for any re-testing associated with the Antibody Material prior to use;

(c)	with respect to any released Antibody Material, Novartis will provide the certificate of analysis associated with its release;

(d)

Company will be responsible for all documentation, licenses, customs clearance, costs, etc. that are needed for and related to the pick-up, transport, and subsequent delivery of the Antibody Material to the first destination as designated by Company and thereafter;

(e)	unless Novartis otherwise agrees in writing, the Antibody Material will not be picked up from any one location in more than one installment; and

(f)

the Antibody Material made available by Novartis will only be used according to its specifications, including release specifications, and in accordance with Applicable Laws, and Novartis will have no further obligation with respect to the Antibody Material.

6.4	Manufacturing Technology.

(a)

Limited Rights. Company acknowledges that the process for Manufacturing Antibodies is based upon the Manufacturing Technology, all of which is proprietary to Novartis. Company further acknowledges that it does not and will not receive any rights in or to the Manufacturing Technology other than the non-exclusive license solely for the purpose to Develop and Commercialize Antibody as set forth in Section 2.1(b). Company acknowledges that this is a material provision of this Agreement.

(b)

CMOs. Notwithstanding the provisions of Section 2.2 of this Agreement, Company shall establish processes related to the cell bank and drug substance processes as part of the Manufacturing Technology solely at a CMO. Company is recommended, but not required, to use [***] In the event that Company elects to use a CMO other than the aforementioned, Company shall be prohibited from establishing or transferring the Manufacturing Technology to any such CMO or geographical site except with the specific prior written approval of Novartis, in its sole discretion. Any contract with a CMO shall highlight the confidential nature of the Manufacturing Technology and the Antibody. If Company wishes to develop or generate its own cell line that does not use any Manufacturing Technology, Company may do so and may then use a CMO for its own cell line without requiring the prior consent of Novartis.

(c)

Technical Development. Company acknowledges that Novartis is providing the Manufacturing Technology to Company “as is” and that Novartis will not perform additional development, testing or Manufacturing. Company is solely responsible for the buildup of its own supply chain. Upon notice by Company of its selection of a CMO, and specific prior approval of Novartis of such CMO if required under Section 6.4(b), Novartis will support Company in its efforts to establish CMOs for technical development and manufacturing in a paper-based manner and within a time frame of [***] For the sake of clarity, Novartis will not provide consulting to Company in respect of further Development, Commercialization or Regulatory Approvals, except as set forth in Section 4.2.

(d)

Cell Bank. Novartis will provide a portion of the project-specific cell bank to Company’s CMO selected in accordance with Section 6.4(b) as provided in Exhibit E; provided, that Company shall not transfer any portion of the project-specific cell bank provided to Company by Novartis to any Third Party other than a CMO permitted as provided under Section 6.4(b) and shall not, directly or indirectly, itself or through any Affiliate or sublicensee reverse engineer any portion of the project-specific cell bank provided to Company by Novartis. Generation of additional cell banks as well as release for use in Manufacturing is the sole responsibility of Company. Novartis will not provide or transfer the parental cell line to Company at any time. In the event that it is necessary for Company to access the parental cell line, Novartis will support Company by execution of these activities at the costs of Company and upon execution of a purchase order, either internally at Novartis or contracted to a Third Party, in Novartis’s sole discretion and at Company’s sole cost. Novartis will assist Company to source the Novartis cell media, which is part of the Manufacturing Technology, from the Novartis supplier via a Letter of Authorization.

7.	COMMERCIALIZATION

7.1

Commercialization. Company will be solely responsible for all aspects of Commercialization of the Products, including planning and implementation, distribution, booking of sales, pricing, and reimbursement, at its sole cost and expense.

7.2	Efforts. Company will itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to Commercialize at least one Product, after obtaining Regulatory Approval.

8.	FINANCIAL PROVISIONS

8.1

Initial Payment. In consideration of the licenses and rights granted to Company hereunder, Company will make a one-time, non-refundable payment to Novartis in the amount of USD $5,000,000, via wire transfer, within fifteen days after the Effective Date.

8.2

Equity Consideration. In further consideration of the licenses and rights granted to Company hereunder, Company shall issue certain securities to Novartis, as set forth in the Stock Purchase Agreement.

8.3	Development and Regulatory Milestones.

(a)

In further consideration of the licenses and rights granted to Company hereunder, upon achievement of each of the following Milestones set forth below for any Product by Company, its Affiliates, or its sublicensees (as applicable), the corresponding Milestone Payments will be payable to Novartis:

Development or Regulatory Milestone	Milestone Payment (in US Dollars)
[***] [***]	[***	]
[***] [***]	[***	]
[***] [***]	[***	]
[***] [***]	[***	]
[***] [***]	[***	]
[***] [***]	[***	]

(b)	The Specified Primary Endpoint will be considered “Achieved” when the Specified Primary Endpoint has been met.

(c)

Each Milestone Payment will be deemed earned as of the first achievement of the corresponding Milestone and will be paid by Company to Novartis within [***] after it has been invoiced for the relevant Milestone Payment. Company will provide Novartis with written notice of the achievement of each Milestone within [***] after such Milestone is achieved.

(d)

In the event that a Milestone is achieved, but a Milestone Payment with respect to any previous Milestone has not been paid by Company, then Company shall pay all such unpaid Milestone Payments with respect to such previous Milestone(s) at the same time that the Milestone Payment for the later Milestone is paid (a “Milestone Catch-Up Payment”); provided, however, that no Milestone Catch-Up Payment shall be made (i) in respect of Milestone 3 based upon the achievement of Milestone 4; (ii) in respect of Milestone 3 or 4 based upon the achievement of Milestone 5, or (iii) in respect of Milestone 3, 4, or 5 based upon the achievement of Milestone 6, except in the case where [***]

(e)	Each Milestone in the table above will be paid only once. The total potential Milestone Payments that may be paid under this Section 8.3 is [***].

8.4	Sales Milestones.

(a)

Company will make each of the following one time payments the first time that worldwide Net Sales of all Products in a given Calendar Year by it, its Affiliates, or their sublicensees meet the corresponding thresholds:

Net Sales of Products in any Calendar Year during the Royalty Term (in US Dollars)	Milestone Payment (in US Dollars)
[***]	[***	]
[***]	[***	]
[***]	[***	]

(b)	For example, if Net Sales of Products in the first Calendar Year of Net Sales equals [***]

(c)	Each Milestone Payment in the table above will be paid only once. The total potential Milestone Payments that may be paid under this Section 8.4 is [***].

(d)

Each Milestone Payment will be deemed earned as of the first achievement of the corresponding sales Milestone. Company will provide Novartis with written notice of the achievement of each Milestone within [***] after such sales milestone is achieved, and each Milestone Payment will be paid to Novartis within [***] after Company’s receipt of the Invoice for the achievement of the relevant sales milestone.

8.5	Royalty Payments.

(a)

In consideration of the licenses and rights granted to Company hereunder, during the applicable Royalty Term, Company will make royalty payments to Novartis on Net Sales of Products by Company, its Affiliates and sublicensees, at the rates set forth below:

Aggregate Net Sales of Products in any Calendar Year (in US Dollars)	Royalty Rate
[***]	[***	]
[***]	[***	]
[***]	[***	]

(b)	For example, if Net Sales of Products in a Calendar Year are [***], the royalty on such Net Sales will be equal to [***]

(c)

Following the expiration of the applicable Royalty Term for a Product in a country, the license granted to Company under Section 2.1 of this Agreement with respect to such Product in such country will continue in effect, but will become non-exclusive, fully paid-up, royalty-free, perpetual and irrevocable.

(d)

Within [***] Company will provide to Novartis a Sales & Royalty Report. Novartis will submit an Invoice to Company with respect to the royalty amount shown therein. Company will pay such royalty amount within [***] after receipt of the Invoice.

8.6	Know-How Royalty; Loss of Market Exclusivity; Third Party Obligations.

(a)

If the Royalty Term for a Product in a country continues solely due to (i) clause (b) (or clauses (b) and (c)) of the definition of Royalty Term then the royalties payable by Company to Novartis for Net Sales of such Product in such country will thereafter be reduced by [***], or (ii) clause (c) of the definition of Royalty Term then the royalties payable for Net Sales of such Product in such country will thereafter be reduced by [***].

(b)

If a Loss of Market Exclusivity exists with respect to such Product in such country, and (i) the Net Sales of such Product in that country in a Calendar Quarter are at least [***] unless Novartis can demonstrate that such reduction is not attributable in material part to the Loss of Market Exclusivity, then the royalties payable by Company to Novartis with respect to Net Sales of such Product in such country will thereafter be reduced by [***], (ii) the Net Sales of such Product in that country in a Calendar Quarter are at least [***] less than the average Net Sales of such Product in that country during the last complete Calendar Quarter immediately preceding the launch of such Biosimilar Product, unless Novartis can demonstrate that such reduction is not attributable in material part to the Loss of Market Exclusivity, then the royalties payable by Company to Novartis with respect to such Net Sales of such Product in such country will thereafter be reduced by [***], or (iii) the Net Sales of such Product in that country in a Calendar Quarter are at least [***] less than the average Net Sales of such Product in that country during the last complete Calendar Quarter immediately preceding the launch of such Biosimilar Product, unless Novartis can demonstrate that such reduction is not attributable in material part to the Loss of Market Exclusivity, then the royalties payable by Company to Novartis with respect to such Net Sales of such Product in such country will thereafter be reduced by [***]. For clarity, only one of each of the foregoing clauses (i) through (iii) of this Section 8.6(b) shall be applicable at any time.

(c)

If Company reasonably determines that, in order to avoid infringement of any Patent Right not licensed hereunder that covers any Antibody or Product in a country, and Company or any of its Affiliates or sublicensees acquires or licenses such rights from a Third Party and is required to pay a royalty to such Third Party, Company will have the right to deduct [***] of such royalty payments actually paid by Company or its Affiliate or sublicensee to such Third Party under such license from the royalty due with respect to any Product incorporating such Antibody to Novartis under Section 8.5.

(d)

The reductions and deductions set forth in this Section 8.6 are cumulative and shall apply, in each case, to the maximum extent applicable; provided, that in no event will any royalty payment due to Novartis from Company under Section 8.5(a) in a given country in a given Calendar Quarter be reduced by more than (x) [***] through operation of Sections 8.6(a), 8.6(b)(i) and 8.6(c) or (y) [***] through operation of Sections 8.6(a), 8.6(b)(iii) and 8.6(c).

(e)

Any reduction pursuant to Section 8.6(a) or 8.6(b) of the royalties payable by Company to Novartis with respect to Net Sales of a particular Product in a particular country under Section 8.5(a) will be calculated as follows:

(i)

First, the effective, or “blended,” royalty rate applicable to worldwide aggregate annual Net Sales of such Product (excluding Net Sales of any Product in any country that occur after the date of the expiration of the Royalty Term for such Product in such country) will be determined by dividing: (x) the total amount of royalties that would be payable under Section 8.5(a) with respect to worldwide aggregate annual Net Sales of all Products (excluding Net Sales of any Product in any country that occur after the date of the expiration of the Royalty Term for such Product in such country), without giving effect to any royalty reduction or adjustment that may be available under Section 8.6(a) or 8.6(b); by (y) the total amount of worldwide aggregate annual Net Sales of all Products (excluding Net Sales of any Product in any country that occur after the date of the expiration of the Royalty Term for such Product in such country); expressed as a percentage (such percentage, the “Effective Royalty Rate”). [***]

(ii)

Any available royalty reduction under Section 8.6(a) or 8.6(b) with respect to Net Sales of a particular Product in a particular country would be calculated by applying (x) the applicable percentage reduction under the relevant provision of Section 8.6(a) or 8.6(b), to (y) the amount of royalties determined by multiplying the Net Sales of such Product in such country by the Effective Royalty Rate.

8.7	Sublicense Consideration

(a)

In addition to the other payment obligations of Company hereunder, in further consideration for the license and other rights granted to Company hereunder, Company shall pay to Novartis the Sublicense Percentage of any up-front, milestone, or other payments received by Company or its Affiliates as consideration for the grant of any sublicense hereunder, excluding [***] For clarity, in a case where the Company receives payments from a sublicensee in a given Calendar Quarter in respect of an interest in a profit-share or similar payments based on Product revenues, such payments will be considered Sublicense Consideration, but the amount payable to Novartis under this Section 8.7(a) in respect thereof will be reduced by [***]

(b)

Notwithstanding Section 8.7(a), in the case of any milestone payments received by Company or its Affiliates from a sublicensee in respect of achievement of the milestones set forth in Sections 8.3 and 8.4, Company shall pay to Novartis the greater of (i) the Sublicense Percentage of the milestone payment received by Company or its Affiliate from such sublicensee, or (ii) the Milestone Payment set forth in Section 8.3 or 8.4, as applicable. If Company receives a milestone payment from a sublicensee for milestones not included in Section 8.3 or 8.4, Novartis shall be entitled to receive the Sublicense Percentage of such milestone payments, without offset or reduction of any Milestone Payment under Section 8.3 or 8.4.

(c)

Within [***] Company will provide notice to Novartis thereof. Novartis will submit an Invoice to Company with respect to the Sublicense Consideration payable in respect thereof, and Company will pay such Sublicense Consideration within [***].

8.8	Payments.

(a)

All payments from Company to Novartis will be made by wire transfer in US Dollars to the credit of such bank account as may be designated by Novartis in this Agreement or in writing to Company. Any payment which falls due on a date which is not a business day in the location from which the payment may be made is payable on the next succeeding business day in such location. Unless otherwise provided in this Agreement, all amounts payable hereunder will be due [***] after such amounts accrue.

(b)

All payments under this Agreement will be payable in US Dollars. When conversion of payments from any foreign currency is required to be undertaken by Company, the US Dollar equivalent will be calculated using Company’s then-current standard exchange rate methodology as applied in its external reporting. If there is no standard exchange rate methodology applied by Company in its external reporting in accordance with Accounting Standards, then any amount in a currency other than US Dollars shall be converted to US Dollars using the exchange rate most recently quoted in the Wall Street Journal in New York as of the last Business Day of the applicable Calendar Quarter.

(c)

Other than as provided in this Section 8.8(c), each Party shall be responsible for its own Taxes, including any Tax, fee, assessment or other charge based on or measured by the capital or net income, or any other Tax imposed by any jurisdiction. Each Party will reasonably assist the other Party in lawfully claiming exemptions from and minimizing such deductions or withholdings under double taxation laws or similar circumstances. To the extent such exemptions are unavailable, Company shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as are required to be deducted or withheld therefrom under any provision of

U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement. To the extent such amounts are deducted or withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld, Company shall indemnify Novartis and its Affiliates for any amounts imposed on Novartis or such Affiliate by a governmental entity, together with any related Losses. Additionally, all charges made hereunder for the supply of Product by Novartis to Company is exclusive of any sales, use, value added or similar tax customarily borne by a purchaser, which will be the exclusive responsibility of Company.

(d)

Without limiting any other rights or remedies available to Novartis hereunder, if Company does not pay any amount due on or before the due date, any such payment shall bear interest at a rate of [***] computed from the date such payment was due until the date Company makes the payment.

8.9	Records and Audit Rights.

(a)

Company will keep, and will cause its Affiliates and sublicensees to keep, complete, true and accurate books and records in accordance with its Accounting Standards in relation to Net Sales and royalties payable to Novartis hereunder. Company will keep, and will cause its Affiliates and sublicensees to keep, such books and records for at least [***] following the delivery of the Sales & Royalty Report for the Calendar Quarter to which they pertain.

(b)

Novartis may, upon written notice to Company, appoint an internationally-recognized independent accounting firm (which is reasonably acceptable to Company) (the “Auditor”) to inspect the relevant reports, statements, records or books of accounts (as applicable) of Company or its Affiliates or sublicensees to verify the accuracy of any Sales & Royalty Report. Before beginning its audit, the Auditor will execute an undertaking reasonably acceptable to Company by which the Auditor will keep confidential all Confidential Information reviewed during such audit. The Auditor will have the right to disclose to Novartis its conclusions regarding any payment owed under this Agreement.

(c)

Company will, and will cause its Affiliates and sublicensees to, make their records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Novartis. The records will be reviewed solely to verify the accuracy of the Sales & Royalty Reports. Such inspection right will not be exercised more than [***] and not more frequently than [***]. In addition, Novartis will only be entitled to audit the relevant books and records of Company relating to a Sales & Royalty Report for a period of [***] after receipt of the applicable Sales & Royalty Report. Novartis will hold in confidence in accordance with Section 10 all Confidential Information received and all Confidential Information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or if disclosure is required by Applicable Law.

(d)	The Auditor will provide its audit report and basis for any determination to Company at the time such report is provided to Novartis, before it is considered final.

(e)	In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Company, the underpaid or overpaid amount will be settled promptly.

(f)

Novartis will pay for any such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any Calendar Quarter shown by such audit of more than [***] of the amount paid, Company will pay for such audit.

8.10

No Projections. Novartis and Company acknowledge that nothing in this Agreement will be construed as representing an estimate or projection of anticipated sales of any Product, and that the Milestones and Net Sales levels set forth above or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the Milestone Payments and royalty obligations to Novartis in the event such Milestones or Net Sales levels are achieved.

9.	INTELLECTUAL PROPERTY.

9.1

Inventions and Know-How. All inventions, whether or not reduced to practice, and Know-How, including data and results, arising from activities conducted by or on behalf of a Party under this Agreement, including any Patent Rights covering such inventions that arise from such activities after the Effective Date, will be owned by such Party.

9.2	Patent Prosecution and Maintenance Following the Effective Date.

(a)

Company will control prosecution and maintenance of the Novartis Patents at Company’s sole cost and expense, using counsel reasonably acceptable to Novartis. Company will regularly consult with Novartis regarding important issues relating to the prosecution and maintenance of the Novartis Patents, and will furnish to Novartis copies of documents materially relevant to such prosecution and maintenance in sufficient time, but no later than [***], prior to the filing of such document to allow for review and comment by Novartis, and Company will reasonably consider all of such comments.

(b)

Company will notify Novartis of any decision not to continue to pay the expenses of prosecution and maintenance of any Novartis Patent, which notice must be delivered within [***] or any other due date that requires action in connection with such Patent Right. In such event, Company shall permit Novartis, at its sole discretion and expense, to file or to continue prosecution or maintenance of such Patent Right. If Novartis undertakes such prosecution and maintenance, (c) Company will provide Novartis all reasonable assistance and cooperation in relation thereto, including providing any necessary powers of attorney and any other required documents or instruments to effect such transfer, and (b) the license granted to Company to such Novartis Patent in such country shall thereupon terminate.

(d)

Each Party will be solely responsible for filing, prosecuting, and maintaining all Patent Rights under intellectual property arising from such Party’s activities under this Agreement and solely owned by such Party, at its own cost and expense.

(e)

For the avoidance of doubt, the provisions of this Section 9.2 relate solely to Novartis Patents other than Manufacturing Patents. Novartis retains all rights and obligations to maintain and prosecute Manufacturing Patents.

9.3	Third Party Infringement.

(a)

Each Party will promptly notify the other of any actual, suspected, or threatened infringement by a Third Party of any of the Novartis Patents or misappropriation of any Novartis Know-How of which it becomes aware, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions, of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement of any Novartis Patents, or any filing of any abbreviated Regulatory Filing for a Biosimilar Product in any jurisdiction. Each Party shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation (collectively, “Third Party Infringement”).

(b)

Company will have the first right, but not the obligation, to bring and control any legal action in connection with Third Party Infringement at its own expense as it reasonably determines appropriate, and Novartis shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Company fails to bring an action or proceeding with respect to, or to terminate infringement of, any Novartis Patent [***], Novartis will have the right to bring and control any such action at its own expense and by counsel of its own choice, and Company will have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if Company notifies Novartis in writing prior to [***] then Company shall be obligated to file such action before the time limit, and Novartis will not have the right to bring and control such action.

(c)

At the request of the Party controlling the Third Party Infringement claim, the other Party will provide assistance in connection therewith, including by executing reasonably appropriate documents, access to such Party’s premises and employees, cooperating reasonably in discovery and joining as a party to the action if required.

(d)

In connection with any such proceeding, neither Party will enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Novartis Technology without the prior written consent of the other Party, which will not be unreasonably withheld or delayed.

(e)

Any recoveries resulting from such an action relating to a Third Party Infringement will be first applied against payment of each Party’s costs and expenses in connection therewith. In the event that Company brought such action, any remainder will be retained by Company; provided, however, any such amount will be considered Net Sales hereunder and will be subject to the royalties and Net Sales Milestones payable to Novartis under this Agreement. In the event that Novartis brought such action, the remainder will be retained by Novartis.

9.4

Third Party Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Novartis Patent is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by a Party pursuant to Section 9.4, in a declaratory judgment action or any patent office proceeding anywhere in the world (e.g., inter-partes review or European opposition), Company shall have the first right, but not the obligation, to defend such Invalidity Claim and Novartis shall cooperate with Company in preparing and formulating a response to such Invalidity Claim. If Company does not defend an Invalidity Claim brought against a Novartis Patent, Novartis may defend such Invalidity Claim and the coordination provisions of Section 9.3(c) will apply to such Invalidity Claim, mutatis mutandis as they apply to Third Party Infringement suits. No Party may, without the consent of the other Party, settle or compromise any Invalidity Claim in any manner which would (a) have an adverse effect on such other Party’s rights or obligations hereunder or (b) be an admission of liability on behalf of the other Party; provided, however, that the Party initiating such suit may settle such suit without such consent if such settlement involves only the receipt of money from, or the payment of money to, such Third Party and the Party settling such suit makes all such payments to such Third Party. To the extent such Invalidity Claim is raised as a defense in an infringement action brought by a Party pursuant to Section 9.3, the expense provisions of Section 9.3 will apply and counsel to the Party controlling the infringement action shall act as the ministerial liaison with the court.

9.5

Company Patent Invalidity Claim. The Parties have determined the value of the Novartis Technology based on their understanding of the validity and enforceability of the relevant Patent Rights and Know-How. If Company or any Affiliate thereof at any time asserts an Invalidity Claim in a declaratory judgment action or any patent office proceeding anywhere in the world and such challenge does not result in a material diminution of the scope of the relevant Novartis Patent, then the terms of this Agreement shall continue in full force and effect, but all payment amounts set forth in Section 8.3, Section 8.4, and Section 8.5 shall be multiplied by [***].

9.6

Defense of Infringement Claims by Third Parties. If any Third Party asserts a claim, demand, action, suit or proceeding against a Party (or any of its Affiliates), alleging that any Product (other than with respect to the use or practice of the Manufacturing Technology) or the use or practice of the Novartis Technology infringes, misappropriates or violates the intellectual property rights of any Person (any such claim, demand, action, suit or proceeding being referred to as an “Infringement Claim”), the Party first having notice of the Infringement

Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail and the following shall apply:

(a)

In the case of any such Infringement Claim against either Party individually or against both Novartis and Company, in each case, with respect to the Product, Company shall assume control of the defense of such Infringement Claim. Novartis, upon the request of Company and if required by Applicable Law, will join in any such litigation at Company’s expense, and in any event to reasonably cooperate with Company at Company’s expense. Novartis will have the right to consult with Company concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which Company is a party, at its own expense. Company shall not have the right to settle any Infringement Claim to the extent such settlement would adversely affect Novartis rights in and to the Novartis Technology or Manufacturing Technology without the written consent of Novartis, not to be unreasonably withheld, conditioned or delayed.

(b)

During the period in which such Infringement Claim is pending and following the resolution thereof, Company shall bear all costs incurred in connection therewith (including litigation costs, attorneys’ fees, costs of settlement) including damage awards, and any other payment resulting therefrom. In the event Company is required to obtain a license from any Third Party under any patent or other intellectual property right of such Third Party, Company shall be solely responsible for any costs, fees, royalties, damages or other payments associated with such license.

9.7

Trademarks. Company will have the right to brand the Products using Company related trademarks and any other trademarks and trade names it determines appropriate for the Products, which may vary by country or within a country (“Product Marks”). Company will own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.

9.8	Patent Extensions.

(a)

If requested by Company, Novartis will cooperate in obtaining patent term restoration (including under the Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the Novartis Patents in any country or region where applicable. Novartis will provide all reasonable assistance requested by Company, including permitting Company to proceed with applications for such in the name of Novartis, if deemed appropriate by Company, and executing documents and providing any relevant information to Company.

(b)

As between the Parties, Company will in its sole discretion determine which, if any, Novartis Patents, it will apply to extend; provided, however, that Company will give Novartis [***] before doing so and reasonably consider any input from Novartis with respect to the extension of any Novartis Patents.

10.	CONFIDENTIALITY AND PUBLICITY

10.1	Duty of Confidence. Subject to the other provisions of this Article 10, all Confidential Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Article 10, each Party will hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information, but in no event using less than reasonable care. Subject to the other provisions of this Article 10, a recipient Party may only disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.

10.2

Exceptions. The obligations under this Article 10 will not apply to any Confidential Information to the extent the recipient Party can demonstrate by competent evidence that such Confidential Information:

(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

(b)	was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;

(c)

is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

(d)

is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

10.3	Authorized Disclosures.

(a)

In addition to disclosures allowed under Sections 10.1 and 10.2, and except as set forth in Section 2.5, either Party may disclose Confidential Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) in connection with Regulatory Filings for Products; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with Applicable Law or the inquiries of Regulatory Authorities; (v) to a bona fide potential acquirer, investor, collaborator, partner, sublicensee under reasonable and customary written confidentiality obligations; or (vi) otherwise to the extent otherwise necessary or appropriate in connection with exercising the license and other rights granted to or performing the obligations imposed on such Party hereunder. Notwithstanding anything in this Agreement to the contrary, each Party will be entitled to disclose, without the consent of or any notification to the other Party, any pharmacovigilance information originating from itself, its Affiliates, and the other Party to Regulatory Authorities, investigators, ethical committees and internal review boards, and any other Third Parties that have a need to know such information according to each Party’s Risk Management and Adverse Event Reporting requirements.

(b)

Novartis will be entitled to publish with respect to research and Development of any Antibody or Product with Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Company acknowledges that certain Third Parties (e.g., academic institutions that have received an Antibody from Novartis) may have the right to publish information relating to Antibodies or Products, and any such disclosure will not be deemed to be a breach of Novartis’ obligations of confidentiality, provided that Novartis provides notice of such publication to Company and seeks the Company’s prior written consent to such publication (such consent not to be unreasonably withheld, conditioned or delayed), in each case, to the extent Novartis or any of its Affiliates has notice or consent rights with respect to such publication by such Third Party.

(c)

Company will be entitled to publish with respect to research and Development of any Antibody or Product without consent of Novartis, provided that if such publication contains Confidential Information of Novartis, Company shall obtain Novartis’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(d)

In the event the recipient Party is required to disclose Confidential Information of the disclosing Party by Applicable Law or in connection with a bona fide legal process, such disclosure will not be a breach of this Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure or to otherwise receive “confidential” or “trade secret” treatment with respect to relevant portions of such disclosure.

10.4

Ongoing Obligation for Confidentiality. The provisions of this Article 10 shall survive the termination or expiration of this Agreement in accordance with Section 12.2. Upon early termination of this Agreement for any reason, each Party and its Affiliates will immediately return to the other Party or destroy any Confidential Information disclosed by the other Party, except for one copy which may be retained in its confidential files for archive purposes and except as otherwise required by Applicable Law.

10.5

Publicity. Neither Party shall issue any other press release, trade announcement or make any other public announcement or statement with regard to the transactions contemplated by this Agreement without the other Party’s prior written consent, except as such announcement or statement may be required, based upon the reasonable advice of counsel, by Applicable Law or the rules and regulations of any stock exchange upon which the securities of Novartis or Company or their respective direct or indirect parent entities are listed, or the requirements of any self-regulatory body, in which case the Party requested to make the statement or announcement shall, to the extent reasonably practicable under the circumstances, allow the other Party reasonable time to review and comment upon such statement or announcement in advance of such issuance. Without limiting the foregoing, to the extent any Party is obligated by Applicable Law to file a copy of this Agreement with the SEC or other governmental authority, such Party shall provide the other Party with reasonable opportunity to review and request confidential treatment of portions of this Agreement pursuant to Applicable Law (including the Securities Exchange Act of 1934 and the Freedom of Information Act and the rules promulgated thereunder) by means of filing a copy of this Agreement redacted to remove such terms as are reasonably requested by the other Party. The Party so obligated shall give due consideration to the other Party’s request, and, if agreed by the Parties, use reasonable efforts to obtain such confidential treatment or permission to redact such exhibit.

11.	TERM AND TERMINATION

11.1

Term. The term of this Agreement (the “Agreement Term”) will commence upon the Effective Date and continue on a Product-by-Product and country-by-country basis until the expiry of the Royalty Term for such Product in such country, unless earlier terminated as permitted by this Agreement.

11.2

Termination for Cause. If either Novartis or Company is in material breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within [***] after such notice ([***] in the case of breach of a payment obligation), the non-breaching Party will have the right (but not the obligation) thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect. Any termination by any Party under this Section and the effects of termination provided herein will be without prejudice to any damages or other legal or equitable remedies to which it may be entitled. The right to terminate in accordance with this Section 11.2 may be exercised on a Product-by-Product or country-by-country basis.

11.3

Insolvency. If an Insolvency Event occurs, (a) Company will give immediate (but in any event, not longer than [***]) notice to Novartis of such occurrence, and (b) Novartis will have the right to immediately terminate this Agreement by written notice to Company.

11.4

Termination by Company Without Cause. Company may terminate this Agreement without cause at any time after the Effective Date in its entirety or on a Product-by-Product or country-by-country basis at any time on 60 days’ prior written notice.

12.	EFFECT OF TERMINATION

12.1

Effect of Termination. Upon termination of this Agreement by either Party for any reason, in its entirety or with respect to a Product or country, except in each case for any Product in any country that is subject to a perpetual and irrevocable license pursuant to Section 8.5(c):

(a)

as of the effective date of the termination (the “Termination Date”), all licenses and other rights granted by Novartis to Company under the Novartis Technology and Manufacturing Technology will terminate with respect to the Terminated Product in the Terminated Territory, and Company shall not have any rights to use or exercise any rights under the Novartis Technology or Manufacturing Technology with respect to the Terminated Product in the Terminated Territory, and the sole right to prosecute and maintain all Novartis Patents with respect to the Terminated Product in the Terminated Territory shall be transferred to Novartis; provided that any sublicense granted by Company under the license set forth in Section 2.1 in the applicable Terminated Territory shall survive the termination of this Agreement and become a direct license from Novartis to such sublicensee, provided further that, in the case of termination for Company’s uncured material breach pursuant to Section 11.2, such sublicensee did not cause such uncured material breach of this Agreement, and provided further that Novartis shall have no obligations under such sublicense beyond its obligations set forth in this Agreement;

(b)

at Novartis’ written request, which must be delivered to Company not later than [***] after receipt of the applicable notice of termination, the following provisions shall apply, except in the event of termination by Company pursuant to Section 11.2:

(i)

within [***] after receipt of such notice, Company will provide to Novartis a fair and accurate summary report of the status of the research, Development and Commercialization of the Terminated Product in each country in the Terminated Territory through the Termination Date;

(ii)

Company will grant, and hereby does grant (effective on delivery of the notice), and will cause its Affiliates (and use Commercially Reasonable Efforts to cause its sublicensees, to the extent such sublicensees are not granted a direct license pursuant to Section 12.1(a)) to grant, to Novartis, solely for the Development and Commercialization of Terminated Products in the Field in the Terminated Territory, a perpetual, irrevocable, exclusive license in the Terminated Territory, with the right to grant sublicenses, under all Patent Rights and Know-How Controlled by Company and its Affiliates (and sublicensees, to the extent such sublicensees have agreed to grant such license and are not granted a direct license pursuant to Section 12.1(a)) as of the Termination Date that are specifically related to, and actually used and applied as of the Termination Date in the Development and Commercialization of the Terminated Products, to Develop, and Commercialize the Terminated Products in the Terminated Territory; provided that with respect to any Patent Rights and Know-How that are Controlled by Company and its Affiliates (and sublicensees, to the extent such sublicensees have agreed to grant such license and are not granted a direct license pursuant to Section 12.1(a)) pursuant to an agreement with a Third Party, Novartis will pay all amounts due under any such agreement as a result of Novartis’ exercise of the rights granted thereunder and Novartis’ rights will be subject to the terms of the applicable Third Party agreement.

(iii)

within [***] after receipt of such notice, to the extent permitted by Applicable Law, Company will, and will cause its Affiliates to, provide Novartis or its designee, solely for the Development and Commercialization of Terminated Products in the Field in the Terminated Territory, an electronic copy of all documentation within the Know-How licensed to Novartis pursuant to Section 12.1(b)(ii); provided that if any such documentation is not available in electronic format, Company shall use its Commercially Reasonable Efforts to provide a hard copy of such documentation [***] after receipt of such notice; provided further that the Parties acknowledge that the disclosure by Company of such Know-How will consist of the disclosure of data residing in Company’s databases, and will not include any database architecture or require any experimental work performed by Company for the purpose of technology transfer;

(iv)

to the extent permitted by Applicable Law, Company will, and will cause its Affiliates (and use Commercially Reasonable Efforts to cause its sublicensees, to the extent such sublicensees are not granted a direct license pursuant to Section 12.1(a)) to, promptly transfer to Novartis or its designee all Regulatory Filings, Regulatory Approvals and Pricing Reimbursement Approvals, the contents of any global safety database, records of all interactions with Regulatory Authorities, in each case to the extent solely related to Terminated Products in the Terminated Territory, that Company and its Affiliates (and sublicensees, to the extent such sublicensees have agreed to grant such license and are not granted a direct license pursuant to Section 12.1(a)) Control as of the Termination Date; provided, however, that if Company is restricted under Applicable Law from transferring ownership of any of the foregoing items to Novartis or its designee, Company shall grant, and hereby does grant, and will cause its Affiliates (and use Commercially Reasonable Efforts to cause its sublicensees, to the extent such sublicensees are not granted a direct license pursuant to Section 12.1(a)) to grant, to Novartis (or its designee) a right of reference or use to such item. Company will take all permitted actions reasonably necessary to effect such transfer or grant of right of reference or use to Novartis or its designee;

(v)

to the extent reasonably requested by Novartis [***] after receipt of such notice, Company will use Commercially Reasonable Efforts to assign or transfer to Novartis any license agreements or other contracts between Company or any of its Affiliates and any Third Party to the extent solely related to the Terminated Products in the Terminated Territory (including, as applicable, clinical trial and manufacturing agreements), to the extent such agreements are in effect as of Termination Date and such assignment or transfer is permitted, and to facilitate introductions of Novartis to the applicable subcontractors, licensors, manufacturing vendors, clinical trial sites, clinical trial investigators and the like;

(vi)

to the extent requested by Novartis [***]after receipt of such notice, Novartis will have the right to purchase from Company all of the inventory of the Terminated Products held by Company and its Affiliates for use in the Terminated Territory as of the Termination Date at a price equal to Company’s actual, fully-burdened manufacturing cost, determined in accordance with Accounting Standards, plus, in the case of termination by the Company pursuant to Sections 11.2 or 11.3, a mark-up of [***]; and

(vii)

for a period of [***] following receipt of such notice, Company will provide such assistance as may be reasonably necessary to transfer manufacturing documents and materials that are Controlled by Company and its Affiliates (or their subcontractor(s)) and actually used as of the Termination Date in the manufacture of Terminated Products for use in the Field in the Terminated Territory, and cooperate with Novartis in reasonable respects to transfer to Novartis, or Novartis’ designated contract manufacturer, the manufacturing technologies (including all relevant Know-How) that are used in the manufacture of the Terminated Products for use in Field in the Terminated Territory, in each case, in the manner set forth in Section 4.2 as if Novartis were Company and Company were Novartis, mutatis mutandis;

(c)	except as set forth in this Section 12.1 and in Section 12.2, the rights and obligations of the Parties hereunder will terminate as of the Termination Date; and

(d)

Company shall return to Novartis or, on Novartis’s request, destroy all records and materials in its possession or control that contain or comprise Novartis Know-How, Manufacturing Know-How, or other Confidential Information of Novartis solely related to the Terminated Product in the Terminated Territory, except for one copy which may be retained in its confidential files for archive purposes and except as otherwise required by Applicable Law.

12.2

Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Article 1, Sections 2.3 (except for the Non-Compete), 2.4, 2.5, 4.3, 4.4, 6.2, 8.8 (as specified therein), 8.9, 9.1, 11.2 (but only the last sentence thereof), Article 12, Section 13.6, Article 14, and Article 15 will survive expiration or termination of this Agreement. The provisions of Article 10 (Confidentiality) will survive the termination or expiration of this Agreement for a period of [***].

12.3

Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein. Nothing in this Agreement shall obligate a Party to terminate this Agreement in the event that the other Party breaches any obligation of this Agreement, and failure to terminate this Agreement shall not prohibit or modify the recovery of damages pursuant to Section 15.5.

12.4

Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction, licenses of rights to “intellectual property” as defined under such laws.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

(a)	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

(b)

it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

(c)

this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition laws, penalties and jurisdictional issues including conflicts of laws);

(d)	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

(e)

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any agreement to which it is a party; or (iii) violate any Applicable Law; and

(f)

neither such Party nor, to the knowledge of the associates of such Party responsible for such matters, any employee, agent or subcontractor of such Party involved or to be involved in the research, Development or Commercialization of the Antibodies or the Products has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 USC §§ 335a) (the “FDC Act”), and upon any discovery thereof, such Person shall be removed from performing under this Agreement.

13.2	Covenants by Company. Company covenants that:

(a)

no Person who is known by Company (i) to have been debarred under Subsection (a) or (b) of Section 306 of the FDC Act, or (ii) to be on any of the FDA clinical investigator enforcement lists will be employed by or on behalf of Company or its Affiliates or otherwise participate in the performance of any activities hereunder;

(b)

Company will, prior to its initiation of any clinical trials in any country in the Territory, maintain an insurance policy that is customary for similarly situated companies in such country to address claims that could reasonably arise from the research, Development, Manufacture, and Commercialization of the Antibodies or Products (and in any event, with combined limits of not less than [***]. At Novartis’ written request, Company will provide Novartis with evidence of Company’s insurance. Company will provide to Novartis at least [***] prior written notice of any change to Company’s insurance program that is not consistent with Company’s obligations hereunder or cancellation to Company’s insurance program; and

(c)

Company will conduct its research, Development, Manufacture, and Commercialization activities relating to the Antibodies or Products in accordance with Applicable Law (including data privacy laws, current international regulatory standards, including, as applicable, GMP, GLP, GCP, and other rules, regulations and requirements), and will cause any collaborators and sublicensees to comply with such Applicable Laws.

13.3	Representations and Warranties by Novartis. Novartis represents and warrants to Company as of the Effective Date that:

(a)

To the knowledge of the Novartis associates responsible for such matters, Exhibit B sets forth an accurate summary of all Know-How Controlled by Novartis or its Affiliates as of the Effective Date that relates primarily to any Antibody or Product, including the use thereof in the Field, and is reasonably necessary for the research, Development or Commercialization of any Antibody or Product;

(b)

Exhibit C sets forth an accurate list of all Patent Rights Controlled by Novartis or its Affiliates as of the Effective Date that claim any Antibody, any Product or any high-affinity monoclonal antibody against BK virus protein VP1 that was identified or developed by or on behalf of Novartis or its Affiliates on or prior to the Effective Date, or the use thereof, or are necessary for the research, Development, or Commercialization of any Antibody or any Product;

(c)	Exhibit F sets forth a true, complete, and correct list of all Regulatory Filings and Regulatory Approvals Controlled by Novartis or its Affiliates solely relating to any Antibody or Product;

(d)	Novartis is the sole and exclusive owner, or exclusive licensee of all the rights, title and interest in and to all Novartis Technology and Manufacturing Technology free from any encumbrance;

(e)

Novartis has not received, nor do the associates of Novartis responsible for such matters have knowledge of, any written claims or allegations that (i) the research, Development or Commercialization of any Antibody or any Product infringes the Patent Rights or misappropriates the know-how of any Third Party, (ii) a Third Party has any right or interest in or to the Novartis Technology, or (iii) any of the Novartis Patents are invalid or unenforceable;

(f)

to the knowledge of the associates of Novartis responsible for such matters, there are no activities by Third Parties that would constitute infringement of the Novartis Patents or misappropriate of the Novartis Know-How;

(g)	Novartis has not initiated or been involved in any proceedings or Claims in which it alleges that any Third Party is or was infringing or misappropriating any Novartis Technology;

(h)	Novartis has filed and prosecuted patent applications within the Novartis Patents in good faith and complied with all duties of disclosure with respect thereto;

(i)	Novartis has taken reasonable precautions to preserve the confidentiality of the non-public information within the Novartis Know-How;

(j)

Novartis has not entered into a government funding relationship that would result in rights to any Antibody, Product or any Novartis Patents residing in the US Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the US Government as set forth in 35 USC §§ 200 to 204, as amended, or any similar obligations under the laws of any other country;

(k)	Novartis has the right to grant to Company the licenses and rights under Section 2.1 and Section 4.1(d) that it purports to grant hereunder; and

(l)

Novartis has not granted rights to any Third Party under the Novartis Technology or the Manufacturing Technology that conflict with the rights granted to Company hereunder, and has not taken any action that would prevent it from granting the rights granted to Company under this Agreement, or that would otherwise materially conflict with or interfere or limit the rights granted to Company under this Agreement.

For purposes of this Section 13.3, “knowledge of the associates of Novartis responsible for such matters” includes the knowledge of Novartis’ employees performing the functions of regulatory, CMC, clinical, and intellectual property with respect to Antibodies and Products.

13.4	Covenants of Novartis. Novartis covenants that:

(a)

Novartis will not, during the Agreement Term, grant any interest in the Novartis Technology or Manufacturing Technology that conflict with the rights granted to Company hereunder, and will not take any action that would prevent it from granting the rights granted to Company under this Agreement or that would otherwise materially conflict with or adversely affect the rights granted to Company under this Agreement; and

(b)

if, at any time after execution of this Agreement, the associates of Novartis responsible for such matters obtain knowledge that Novartis or any employee, agent or subcontractor of Novartis who participated in the research, Development or Manufacture of an Antibody or Product is on, or is being added to the FDA’s Disqualified/Restricted List or to any of the FDA clinical investigator enforcement lists, it will provide written notice of this to Company promptly following this fact becoming known to it.

For purposes of this Section 13.4, “FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if the FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false information to the study sponsor or the FDA.

13.5

Additional Representations and Warranties by Novartis. Novartis represents and warrants to Company that the information with respect to the Manufacture of any Antibody Material set forth in any certificate of analysis delivered to Company pursuant to Section 6.3(c) is complete, true and accurate.

13.6

No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 13, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR ITS AFFILIATES OR COMPANY OR ITS AFFILIATES; AND (B) ALL OTHER REPRESENTATIONS, CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

14.	INDEMNIFICATION; LIABILITY

14.1

Indemnification by Novartis. Novartis will indemnify and hold Company, its Affiliates, and their respective officers, directors and employees (“Company Indemnitees”) harmless from and against any and all Losses incurred by or imposed upon the Company Indemnitees or any of them in connection with any Claim, in each case, to the extent arising or resulting from:

(a)

the research, Development, Manufacture or Commercialization of Terminated Products by or on behalf of Novartis, its Affiliates, or its sublicensees, including all product liability claims (whether arising during research, Development, Manufacture or Commercialization) relating to any Terminated Product (whether pursuant to design defect, manufacturing defect, failure to notify, or otherwise);

(b)	the breach of any of the obligations, covenants, warranties or representations made by Novartis to Company under this Agreement; or

(c)	the gross negligence or willful misconduct of Novartis or any of its Affiliates in performing activities under this Agreement;

provided, however, that Novartis will not be obliged to so indemnify and hold harmless the Company Indemnitees for any Claims for which Company has an obligation to indemnify Novartis Indemnitees pursuant to Section 14.2 or to the extent that such Claims arise from the breach, gross negligence or willful misconduct of Company or the Company Indemnitees.

14.2

Indemnification by Company. Company will indemnify and hold Novartis, its Affiliates, and their respective officers, directors and employees (“Novartis Indemnitees”) harmless from and against any and all Losses incurred by or imposed upon the Novartis Indemnitees or any of them in connection with any Claim, in each case, to the extent arising or resulting from:

(a)

the research, Development, Manufacture or Commercialization of Antibodies or Products by or on behalf of Company, its Affiliates, or its sublicensees, including all product liability claims (whether arising during research, Development, Manufacture or Commercialization) relating to any Antibody or Product (whether pursuant to design defect, manufacturing defect, failure to notify, or otherwise);

(b)	the gross negligence or willful misconduct of Company or any of its Affiliates in performing activities under this Agreement; or

(c)	the breach of any of the obligations, covenants, warranties, or representations made by Company to Novartis under this Agreement;

provided, however, that Company will not be obliged to so indemnify and hold harmless the Novartis Indemnitees for any Claims for which Novartis has an obligation to indemnify Company Indemnitees pursuant to Section 14.1 or to the extent that such Claims arise from the breach, gross negligence or willful misconduct of Novartis or the Novartis Indemnitees.

14.3	Indemnification Procedure.

(a)	All indemnification claims in respect of a Company Indemnitee or Novartis Indemnitee will be made solely by Company or Novartis, respectively.

(b)

A Party seeking indemnification hereunder (“Indemnified Party”) will notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is materially and adversely affected thereby. The Indemnification Claim Notice will contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.

(c)

Subject to the provisions of Sections (d) and (e) below, the Indemnifying Party will have the right, upon written notice given to the Indemnified Party within [***] after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 14.3(e) below will govern. The assumption of the defense of a Claim by the Indemnifying Party will not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnified Party harmless from and against the Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party, within [***] after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 14.3(f) below will govern.

(d)

Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim; and (iv) if the Indemnifying Party acknowledges that it is liable to indemnify an indemnitee in respect of the Claim, the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party will furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.

(e)

If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 14.3(d) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

(f)	In the case of any Infringement Claim, this Section 14.3 shall be subject to the provisions of Section 9.8.

14.4

Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential Losses) under this Section 14. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any Losses incurred by it.

14.5

Special, Indirect and Other Losses. NO PARTY NOR ANY OF SUCH PARTY’S AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 14 OR RESULT FROM EITHER PARTY’S BREACH OF ARTICLE 10.

15.	GENERAL PROVISIONS

15.1

Assignment. No Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that (i) either Party may, without such consent, assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates; and (ii) either Party may, without such consent, assign its rights and obligations under this Agreement or any part hereof to a successor to all or substantially all of its business or assets to which this Agreement relates or to which any Antibody or Product relates. Any permitted assignee will assume all applicable obligations of its assignor under this Agreement. Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs and permitted assigns.

15.2	Extension to Affiliates. Each Party will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to such Party. The Party so extending the rights, immunities and obligations granted in this Agreement will remain primarily liable for any acts or omissions of its Affiliates.

15.3

Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their Commercially Reasonable Efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

15.4

Governing Law and Jurisdiction. This Agreement will be governed by and construed under the laws of the State of New York, USA, without giving effect to the conflicts of laws provision thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.

15.5	Dispute Resolution.

(a)

In the event of a dispute under this Agreement, the Parties will refer the dispute to the Alliance Managers for discussion and resolution. If the Alliance Managers are unable to resolve such a dispute within [***] of the dispute being referred to them, either Party may require that the Parties forward the matter to the Senior Officers (or designees with similar authority to resolve such dispute), who will attempt in good faith to resolve such dispute. If the Senior Officers cannot resolve such dispute within [***] of the matter being referred to them, either Party may initiate the arbitration proceeding outlined in Section 15.5(b) to resolve the matter.

(b)

Subject to Section 15.16, any unresolved disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be referred to and finally resolved by arbitration. Whenever a Party decides to institute arbitration proceedings, it will give written notice to that effect to the other Party. The seat of arbitration shall be located in New York, New York, in accordance with the arbitration rules of the International Chamber of Commerce (“ICC”). The arbitration will be conducted by a tribunal of three arbitrators appointed in accordance with ICC rules; provided that co-arbitrators appointed by each Party will, within [***] of the confirmation of the appointment of the last co-arbitrator, select a third arbitrator as the chair of the arbitration tribunal. If the two Party-appointed co-arbitrators are unable to select a third arbitrator within such [***], the third arbitrator will be appointed in accordance with ICC rules. The tribunal will render their award within [***] of the final arbitration hearing. The tribunal shall not have the power to award punitive damages. Decisions of the tribunal will be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction. The Parties each consent to the personal jurisdiction of the U.S. federal courts for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. The language to be used in the arbitral proceedings will be English.

(c)

Notwithstanding Sections 15.4 and 15.5(b), any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Right covering the manufacture, use, importation, offer for sale or sale of any Antibody or Product or of any trademark rights relating to any Product shall be submitted to a court of competent jurisdiction in the country in which such Patent Right or trademark rights were granted or arose.

(d)	Each Party shall be responsible for all of its costs and expenses incurred with respect to any arbitration, litigation or other dispute resolution undertaken in accordance with this Agreement.

15.6

Force Majeure. In the event that either Party is prevented from performing its obligations under this Agreement (other than payment obligations) as a result of any contingency beyond its reasonable control (“Force Majeure”), including any actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, national industry strikes, lockouts, sabotage, shortages in supplies, energy shortages, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected will not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance. In the event of Force Majeure, the Party immediately affected thereby will give prompt written notice to the other Party specifying the Force Majeure event complained of, and will use Commercially Reasonable Efforts to resume performance of its obligations. Notwithstanding the foregoing, if such a Force Majeure induced delay or failure of performance continues for a period of more than [***] either Party may terminate this Agreement upon written notice to the other Party.

15.7

Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

15.8

Relationship of the Parties. Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between Novartis and Company, or to constitute one as the agent of the other. Moreover, each Party will not construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other.

15.9

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice):

If to Company:

Amplyx Pharmaceuticals, Inc.

12730 High Bluff Drive, Suite 160

San Diego, CA 92130

Attn: [***]

with a required copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attn: [***]

If to Novartis:

Novartis International Pharmaceutical AG

Lichtstrasse 35

CH-4065 Basel

Switzerland

with a required copy (which shall not constitute notice) to:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn: [***]

15.10

Further Assurances. Company and Novartis will execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.11

Compliance with Law. Each Party will perform its obligations under this Agreement in accordance with all Applicable Laws. No Party will, or will be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

15.12

No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights to any Third Party (including any third party beneficiary rights), except that the indemnitees expressly identified in Section 14.1 and Section 14.2 shall be third party beneficiaries of Article 14.

15.13

Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

15.14

Entire Agreement. This Agreement, together with its Exhibits and schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including the prior confidentiality agreement. In the event of any conflict between a substantive provision of this Agreement and any Exhibit or schedule hereto, the substantive provisions of this Agreement will prevail.

15.15

Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe Portable Document Format (.pdf) sent by electronic mail shall be deemed to be original signatures.

15.16

Specific Performance; Cumulative Remedies. Notwithstanding the dispute resolution procedures set forth in Section 15.5, the Parties hereby expressly recognize and acknowledge that (a) the other Party’s Confidential Information includes highly sensitive trade secret information, (b) breach of Article 10 by a Party with respect to such information may cause immediate, extensive, and irreparable damage, for which monetary damages would not provide a sufficient remedy, and (c) in such case of breach of Article 10, notwithstanding the intent of the Parties to submit claims to arbitration in accordance with Section 15.5 and without the need to first proceed under Section 15.5, the non-breaching Party shall be entitled to equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) in any court of competent jurisdiction. In addition, and notwithstanding anything to the contrary set forth in this Agreement, in the event of any other actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) from any court of competent jurisdiction without first submitting to the dispute resolution procedures set forth in Section 15.5. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Laws.

[Signature Page Follows]

License Agreement - Signature Page

IN WITNESS WHEREOF, the Parties, intending to be bound, have caused this Agreement to be executed and delivered by their duly authorized representatives.

NOVARTIS INTERNATIONAL PHARMACEUTICAL AG

By:	/s/ Simone Pfirter
Name:	Simone Pfirter
Title:	Authorized Signatory

By:	/s/ Sylvain Beltzung
Name:	Sylvain Beltzung
Title:	Authorized Signatory

AMPLYX PHARMACEUTICALS, INC.

By:	/s/ Ciara Kennedy, Ph.D.
Name:	Ciara Kennedy, Ph.D.
Title:	President and Chief Executive Officer

EXHIBIT A

ANTIBODY

1.	GENERAL DESCRIPTION

[***]

2.	AMINO ACID SEQUENCE OF HEAVY AND LIGHT CHAIN

[***]

Exhibit A - 1

EXHIBIT B-1

NOVARTIS KNOW-HOW

1.	Presentations

[***]

2.	Technical Research and Development

2.1	Documents transferred after effective date of the agreement

{4 pages omitted}

[***]

2.2.	Documents transferred selection of CMO and partially redacted where needed to protect proprietary quantitative cell culture media compositions

[***]

2.3.	Other Documents

[***]

2.4.	Transfer of materials (if any available)

[***]

3.	Pre-Clinical documents

[***]

4.	Clinical

4.1.	Trial master Files

{11 pages omitted}

[***]

4.2.	Additional clinical documents

[***]

4.3.	Databases (where applicable)

[***]

Exhibit B-1 - 1

EXHIBIT B-2

TRANSFER ASSISTANCE

Transfer documents (redacted where needed)

[***]

Overview of CMC-related Know-How Transfer assistance provided by Novartis

{2 pages omitted}

[***]

Exhibit B-2 - 1

EXHIBIT C

NOVARTIS PATENTS

[***]

Exhibit C - 1

EXHIBIT D

ANTIBODY MATERIALS

The table below lists the Inventory Novartis will provide to Company

[***]

Exhibit D - 1

EXHIBIT E

PROJECT-SPECIFIC CELL BANK

The table below lists the MCB Inventory Novartis will provide to Company’s chosen by Company.

[***]

Exhibit E - 1

EXHIBIT F

REGULATORY FILINGS AND REGULATORY APPROVALS

Note 1; the table below does not list all documents nor gives it the same level of detail on document groups in order to keep the table easier to review. All regulatory documents available to Novartis will be shared.

[***]

Exhibit F - 1